SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                SCHEDULE 13G/A
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                        (Amendment No.____2________)(1)


                        Boston Acoustics, Inc. (BOSA)
--------------------------------------------------------------------------------
                               (Name of Issuer)


                        Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  100S34106
--------------------------------------------------------------------------------
                                (CUSIP Number)


                             September 10, 2002**
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

** Certain persons reporting on this Schedule 13G are not obligated to file until a later date but have elected to file at the present time.
----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  100S34106
           ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Kimelman & Baird, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     289,500

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     289,500

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%

12.  TYPE OF REPORTING PERSON*

     BD

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  100S34106
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Daeg Capital Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     199,400

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     199,400

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     199,400

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.34%

12.  TYPE OF REPORTING PERSON*

     IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  100S34106
           ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Daeg Partners, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     199,400

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     199,400

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     199,400

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.34%

12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  100S34106
           ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Sheila Baird

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     1,000

6.   SHARED VOTING POWER

     199,400

7.   SOLE DISPOSITIVE POWER

     1,000

8.   SHARED DISPOSITIVE POWER

     488,900

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     489,900

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.66%

12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  100S34106
           ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael Kimelman

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     199,400

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     488,900

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     488,900

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.64%

12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  100S34106
           ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scott Kimelman

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     199,400

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     199,400

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     199,400

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.34%

12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   100S34106
            ---------------------


Item 1(a).  Name of Issuer:


            Boston Acoustics, Inc. (BOSA)
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            300 Jubilee Drive
                Peabody, MA 01960
            ____________________________________________________________________


Item 2(a)-(c).  Name, Principal Business Address and Citizenship of Persons
                Filing:


            Kimelman & Baird, LLC
            100 Park Avenue
            New York, NY 10017

            Delaware Limited Liability Company


            Daeg Capital Management, LLC
            100 Park Avenue
            New York, NY 10017

            Delaware Limited Liability Company


            Daeg Partners, L.P.
            100 Park Avenue
            New York, NY 10017

            Delaware Limited Partnership


            Sheila Baird
            100 Park Avenue
            New York, NY 10017

            U.S.A.


            Michael Kimelman
            100 Park Avenue
            New York, NY 10017

            U.S.A.


            Scott Kimelman
            100 Park Avenue
            New York, NY 10017

            U.S.A.

Item 2(d).  Title of Class of Securities:


            Common Stock, $0.01 par value
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            100S34106
            ____________________________________________________________________


Item 3. If This statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether certain of the persons filing are a:

     (a)  [X]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     (a) Amount Beneficially Owned: 289,500 shares owned by Kimelman & Baird, LLC; 199,400 shares owned by Daeg Capital Management, LLC; 199,400 shares owned by Daeg Partners, L.P.; 489,900 shares owned by Sheila Baird; 488,900 shares owned by Michael Kimelman; 199,400 shares owned by Scott Kimelman

     (b) Percent of Class: 6.3% by Kimelman & Baird, LLC; 4.34% by Daeg Capital Management, LLC; 4.34% by Daeg Partners, L.P.; 10.66% by Sheila Baird; 10.64% by Michael Kimelman; 4.34% by Scott Kimelman

     (c) Kimelman & Baird, LLC - 0 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 289,500 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

     Daeg Capital Management, LLC - 199,400 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 199,400 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

     Daeg Partners, L.P. - 199,400 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 199,400 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

     Sheila Baird - 199,400 shares with shared power to vote or to direct the vote; 1,000 shares with sole power to vote or to direct the vote; 488,900 shares with shared power to dispose or to direct the disposition of; 1,000 shares with the sole power to dispose or to direct the disposition of

     Michael Kimelman- 199,400 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 488,900 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

     Scott Kimelman - 199,400 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 199,400 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of (d)

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof certain the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

Such persons are: Daeg Capital Management,  LLC, Daeg Partners, L.P. and Scott
                  Kimelman
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to 240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to 240.13d-1(c) or 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          ______________________________________________________________________

Item 10.  Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  September 13, 2002
________________________


                                        KIMELMAN & BAIRD, LLC


                                        By: /s/ Sheila Baird
                                        ____________________________
                                        Name: Sheila Baird
                                        Title: Member


                                        DAEG CAPITAL MANAGEMENT, LLC

                                        By: /s/ Sheila Baird
                                        ________________________
                                        Name: Sheila Baird
                                        Title: Member


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  September 13, 2002
________________________
                                        DAEG PARTNERS, L.P.

                                        By: Daeg Capital Management, LLC

                                        By: /s/ Sheila Baird
                                        ________________________________
                                        Name: Sheila Baird
                                        Title: Member


                                        /s/ Sheila Baird
                                        ________________________________
                                        Sheila Baird


                                        /s/ Michael Kimelman
                                        ________________________________
                                        Michael Kimelman


                                        /s/ Scott Kimelman
                                        ________________________________
                                        Scott Kimelman

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                     Exhibit A

                                  AGREEMENT
                                  ---------

     The undersigned agree that this Schedule 13G, Amendment No. 2 dated September 10, 2002 relating to the Common Stock, $0.01 par value of Boston Acoustics, Inc. (BOSA) shall be filed on behalf of the undersigned.

                                                Kimelman & Baird, LLC

                                                     By:  /s/  Sheila Baird
                                                     _________________________
                                                     Name: Sheila Baird
                                                     Title: Member

                                                Daeg Capital Management, LLC

                                                     By: /s/ Sheila Baird
                                                     _________________________
                                                     Name: Sheila Baird
                                                     Title: Member

                                                Daeg Partners, L.P.

                                                     By: Daeg Capital
                                                      Management, LLC

                                                     By: /s/ Sheila Baird
                                                     _________________________
                                                     Name: Sheila Baird
                                                     Title: Member


                                                     /s/  Sheila Baird
                                                     _________________________
                                                     Sheila Baird


                                                     /s/  Michael Kimelman
                                                     __________________________
                                                     Michael Kimelman


                                                     /s/  Scott Kimelman
                                                     _________________________
                                                     Scott Kimelman

02962.0001 #348951